Exhibit 5.1

[LETTERHEAD OF GOODWIN PROCTER LLP]

January 28, 2014

Essex Property Trust, Inc.

925 East Meadow Drive

Palo Alto, California 94303

Re: Securities Being Registered under Registration Statement on Form S-4

Ladies and Gentlemen:

This opinion letter is furnished to you in our capacity as counsel for Essex Property Trust, Inc., a Maryland corporation (the “Company”), in connection with your filing of the Registration Statement on Form S-4 (as amended or supplemented, the “Registration Statement”) filed by the Company with the United States Securities and Exchange Commission (the “Commission”) pursuant to the Securities Act of 1933, as amended (the “Securities Act”), relating to the registration of up to 23,167,425 shares (the “Shares”) of the Company’s common stock, $0.0001 par value per share (“Common Stock”), which may be issued to the stockholders of BRE Properties, Inc. (“BRE”), in connection with the merger contemplated by the Agreement and Plan of Merger, dated as of December 19, 2013, by and among the Company, Bronco Acquisition Sub, Inc. and BRE (the “Merger Agreement”).

We have reviewed such documents, and made such examination of law as we have deemed appropriate to give the opinions set forth below. We have relied, without independent verification, on certificates of public officials and, as to matters of fact material to the opinions set forth below, on certificates of officers of the Company.

The opinion set forth below is limited to the Maryland General Corporation Law (which includes reported judicial decisions interpreting the Maryland General Corporation Law).

Based on the foregoing, we are of the opinion that the Shares have been duly authorized and, upon issuance and delivery in exchange for the outstanding shares of capital stock of BRE, in accordance with the terms of the Merger Agreement, will be validly issued, fully paid and non-assessable.

We hereby consent to the inclusion of this opinion as Exhibit 5.1 to the Registration Statement and to the references to our firm under the caption “Legal Matters” in the Registration Statement. In giving our consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations thereunder.

Very truly yours,

/s/ Goodwin Procter LLP

GOODWIN PROCTER LLP